BDO Dunwoody LLP Chartered Accountants and Advisors	600 Cathedral Place 925 West Georgia Street Vancouver, BC, Canada V6C 3L2 Telephone: (604) 688-5421 Telefax: (604) 688-5132 E-mail: vancouver@bdo.ca www.bdo.ca

Direct Line: (604) 443-4732
E-mail: mmadsen@bdo.ca
31-15391

July 14, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
USA

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K/A for the event that occurred on June 30, 2006 to be filed by our former client, Gilder Enterprises, Inc. We agree with the statements made in response to that item insofar as they relate to our Firm.

Yours truly,

/s/ BDO Dunwoody LLP

Chartered Accountants

MM/sh